Exhibit 99(a)

Dividend Reinvestment Plan Authorization Form
630 Godwin Avenue Midland Park, New Jersey 07432-1405
Please sign the authorization located on the reverse side of this form and complete the information below only if it has changed.

Name 1

Name 2
Street Address

City/State/Zip Code

Home Telephone Number

(     )
Business Telephone Number

(     )

NOTE: This Is Not A Proxy

Completion and return of this Authorization Form authorizes your enrollment in the Stewardship Financial Corporation Dividend Reinvestment Plan.

Do not return this form unless you wish to participate in the Plan.

I hereby appoint Registrar and Transfer Company as my agent to receive any cash dividends payable to me on my shares of Stewardship Financial Corporation stock and to apply these dividends to the purchase of Stewardship Financial Corporation stock.

I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment Plan as described in the Plan Prospectus that accompanied this Authorization Form and that I may revoke this authorization at any time by notifying Registrar and Transfer Company, in writing, of my desire to terminate my participation.

Please return this Authorization Form in the envelope provided to: Registrar and Transfer Company, P.O. Box 664, Cranford, New Jersey 07016-9896.

Sign here exactly as name(s) appear on stock certificate(s). If shares are held jointly, all holders must sign.

Stockholder	Date	Stockholder	Date